UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2009

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
160 Raritan Center Parkway,
Edison, New Jersey
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(d) Effective as of March 9, 2009, the Board of Directors (the “Board”) of Majesco Entertainment Company (the “Company”) appointed Keith McCurdy to serve as a Class II Director until the 2010 Annual Meeting of the Company’s stockholders.
Mr. McCurdy will serve on the Compensation committee.
There are no arrangements or understandings between Mr. McCurdy and any other person pursuant to which Mr. McCurdy was selected as a director. There are no transactions to which the Company is a party and in which Mr. McCurdy has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.
Mr. McCurdy has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.
On March 10, 2009, the Company issued a press release announcing Mr. McCurdy’s appointment to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 8.01	OTHER EVENTS
As previously disclosed, in January 2009 the Company entered into an amendment to a securities class action settlement agreement relating to litigation pending in the United States District Court, District of New Jersey (the “Court”). Under the terms of the amended settlement agreement, the Company will make a cash payment totaling $700,000 in three installments, two of which were made in January and February 2009, and the last of which is due to be paid in May 2009. The Company will also contribute one million shares of its common stock and the Company’s insurance carrier will also make a cash payment.
On February 23, 2009, the settlement was approved by the Court, and the class action was dismissed. The dismissal is subject to appeal through March 25, 2009. If there is no appeal, the settlement will become effective, and the Company will contribute the shares to the settlement fund by March 27, 2009. The settlement administrator will thereafter distribute the shares to eligible settlement claimants.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d) The following exhibits are furnished with this report:

Exhibit Number	Description
Exhibit 99.1	Press Release, dated March 10, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
Dated: March 10, 2009
/s/ Jesse Sutton
Chief Executive Officer